Exhibit B-5

                              CINERGY CORP.

                   DIRECTORS' EQUITY COMPENSATION PLAN

INTRODUCTION

    On December 16, 1998, Cinergy Corp., subject to the approval of its shareholders, adopted a compensation plan known as the "Cinergy Corp. Directors' Equity Compensation Plan" (the "Plan") for the exclusive benefit of eligible non-employee directors of Cinergy Corp. Under the Plan, eligible non-employee directors of Cinergy are granted as of December 31 of each calendar year beginning in 1999 either a stock award consisting of 450 deferred units of Cinergy common stock or a cash award equal to the fair market value of 450 shares of Cinergy common stock, as determined by Cinergy's Board of Directors. The Plan, effective as of January 1, 1999, is set forth in its entirety below.

                                ARTICLE 1
                               DEFINITIONS

    When used in this document, the following terms shall have the respective meanings set forth below, unless a different meaning is plainly required by the context:

1.1 "Account" means the individual bookkeeping account maintained for a Non-employee Director to which Awards, other amounts provided for in this Plan and distributions under this Plan are credited or debited.

1.2 "Award" means a Cash Award or a Stock Award granted to a Non-employee Director pursuant to this Plan.

1.3 "Beneficiary" means the recipient designated by a Non-employee Director who is, upon the Non-employee Director's death, entitled in accordance with the Plan's terms to receive the benefits to be paid with respect to the Non-employee Director.

1.4 "Board" means the duly constituted board of directors of Cinergy on the applicable date.

1.5 "Cash Award" means the grant of cash compensation to a Non-employee Director pursuant to Article 7 of the Plan. A Cash Award will be equal to the fair market value of 450 shares of Common Stock (subject to adjustment as provided in Section 6.2) on the Grant Date. The fair market value is determined by multiplying 450 (subject to adjustment) by the Market Value Per Share on the Grant Date.

1.6 "Cinergy" means Cinergy Corp., a Delaware corporation, and any successor to its business.

1.7 "Cinergy's Secretary" means the person holding the position of Secretary of Cinergy on the applicable date.

1.8 "Common Stock" means the common stock, par value $.01 per share, of Cinergy.

1.9 "Current Interest Rate" means the interest rate in effect for the period during which Cash Awards are held in a Non-employee Director's Account. The Current Interest Rate, until changed by action of the Board, shall be that percent per annum equivalent to the quoted interest rate for a one year certificate of deposit of $100,000 as quoted in The Wall Street Journal for the first business day of the particular calendar quarter.
     The Current Interest Rate shall be adjusted quarterly.

1.10 "Disability" shall have the meaning ascribed to it in Cinergy's Long-Term Disability Plan.

1.11 "Grant Date" means December 31 of each calendar year beginning December 31, 1999.

1.12 "Market Value Per Share" means the closing price of the common stock, as reported by the "NYSE - Composite Transactions" published in The Wall Street Journal, on the appropriate date of reference or on the preceding trading day if that date was not a trading date.

1.13 "1934 Act" means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations under such Act.

1.14 "Non-employee Director" means a member of the Board who is not an employee of Cinergy or of any of its subsidiaries or affiliates.

1.15 "Plan" means this compensation plan known as the "Cinergy Corp. Directors' Equity Compensation Plan," as amended from time to time.

1.16 "Stock Award" means the grant on a Grant Date of 450 whole Units of Common Stock (subject to adjustment as provided in Section 6.2) to a Non-employee Director pursuant to Article 7 of the Plan.

1.17 "Unit" means a bookkeeping unit representing one share or a fractional share of Common Stock on the applicable date.

     The use of singular words is for practical purposes only and shall be deemed to include the plural unless the context clearly indicates a distinction. Certain other definitions, as required, appear in the following Articles of the Plan.

                                ARTICLE 2
                         EFFECTIVE DATE OF PLAN

    Subject to Article 11, this Plan is effective as of January 1, 1999.

                                ARTICLE 3
                             PURPOSE OF PLAN

    The Plan's purposes are to benefit Cinergy's shareholders by encouraging and enabling the acquisition of a proprietary interest, or increasing the proprietary interest, in Cinergy by Non-employee Directors thereby promoting the achievement of long-term corporate objectives by linking the personal interests of Non-employee Directors to those of Cinergy's shareholders, and to aid Cinergy in attracting and retaining qualified Non-employee Directors of outstanding competence.

                                ARTICLE 4
                             ADMINISTRATION

    The Plan shall be administered by the Board. The Board is authorized to establish any rules and regulations and appoint any agents as it deems appropriate for the Plan's proper administration and to make any determinations under and to take any steps in connection with the Plan as it deems necessary or advisable. Each determination or other action taken pursuant to the Plan, including interpretation of the Plan and the specific conditions and provisions of the Awards granted under the Plan, shall be final and conclusive for all purposes and upon all persons including, without limitation, each Non-employee Director, Beneficiary, legal representative, and any other interested parties.

                                ARTICLE 5
                               ELIGIBILITY

    Each Non-employee Director on January 1 of any year, commencing January 1, 1999, and each person who after January 1, 1999 is elected or appointed for the first time to be a Non-employee Director during the course of any year, is eligible to receive an Award under this Plan in respect of that year.

                                ARTICLE 6
                                  STOCK

6.1  Stock Subject to the Plan

     Stock to be issued or transferred under the Plan shall be shares of Common Stock. Cinergy may use authorized and unissued shares of Common Stock, treasury shares or shares acquired on the open market, in rivate transactions or otherwise, or a combination of the foregoing, for purposes of granting or settling an Award. Subject to adjustment as provided below, the aggregate maximum number of shares that may be issued or transferred in payment of Awards is 75,000.

6.2  Adjustment in the Number of Shares

     If there is any change in the shares of Common Stock as a result of a stock dividend, stock split, recapitalization, merger, consolidation, combination or exchange of shares, spin-off, other significant distribution of assets, or similar change in capitalization, the Board shall make such equitable and proportionate adjustment, if any, as it deems appropriate in the total number of shares of Common Stock available for Awards under this Plan, as well as in the number of shares of Common Stock underlying a Stock Award or used as a basis for calculating the amount of a Cash Award.

                                ARTICLE 7
                                 AWARDS

7.1 Grant of Awards

    Each eligible Non-employee Director during any year shall be granted automatically on December 31st of that year, commencing December 31, 1999, either a Cash Award or a Stock Award, as determined by the Board in its discretion. Awards granted under this Plan shall be credited to each Non-employee Director's Account.

    Notwithstanding anything in the Plan to the contrary, the amount of the Award to any Non-Employee Director who retires from the Board prior to December 31 of any calendar year shall be prorated based on the period of time the Non-employee Director served on the Board during that calendar year.

7.2 Cash Awards

    Cash Awards held in an Account shall be credited with interest at the Current Interest Rate until distributed. Interest credited to the Account will bear interest (compounded quarterly) at the same rate.

    The Board, in its discretion, may elect at any time to convert Cash Awards and accrued interest thereon credited to a Non-Employee Director's Account to Units by dividing the amount of cash credited to the Account on the applicable date by the Market Value Per Share on the date the conversion is made.

7.3 Stock Awards

    Stock Awards held in an Account shall be credited, until distributed, with additional Units in amounts equal to:

       (a) the amount of any cash dividend (or the fair market value of a dividend paid in property, other than a dividend paid in Common Stock) which the Non-employee Director would have received if on the record date for the dividend the Non-employee Director had been the owner of record of a number of shares of Common Stock equal to the number of Units (including fractions) then credited to the Non-employee Director's Account divided by

         (b) the Market Value Per Share on the date the dividend is paid.

    From time to time, additional Units shall be credited to the Non-employee Director's Account in amounts equal to the number of full and fractional shares of Common Stock which the Non-employee Director would have received if, on the record date for a dividend which is to be paid in Common Stock, the Non-employee Director had been the owner of record of a number of shares of Common Stock equal to the number of Units (including fractions) then credited to the Non-employee Director's Account. At the time any adjustment is made in accordance with Section 6.2, the Units in a Non-employee Director's Account also shall be appropriately adjusted.

                                ARTICLE 8
                                 PAYMENT

8.1  Method and Time

     A Non-employee Director's Account, together with imputed earnings thereon, shall be distributed in a single lump sum payment or in equal annual installments of two to ten years, provided that the
Non-employee Director has properly elected the installment method.  A single lump sum payment and, where applicable, the first installment payment shall be payable on the f irst business day of the calendar year immediately following the year in which the Non-employee Director ceases to be a director, and any additional installments shall be payable on the first business day of each succeeding year. The election described in this paragraph shall be made by the Non-employee
     Director at least one year prior to the date in which the Non-Employee Director ceases to be a director by filing with Cinergy's Secretary a written election form.

8.2 Lump Sum

     If payment of the Non-employee Director's Account is made in a single lump sum, (i) the number of shares of Common Stock to be tra nsferred to the Non-employee Director shall be the number of whole Units credited to the Non-employee Director's Account as of the close of business on the last business day  of the calendar year in which the
Non-employee Director ceases to be a director, and any fractional     share
shall be paid in cash, and (ii) the full amount of Cash Awards, and interest thereon, credited to the Non-employee Director's Account as of the close of business on that date shall be paid in cash.

8.3 Installments

    If the Non-employee Director's Account is paid in installments, (i) the number of whole shares of Common Stock distributed on the date an installment is payable shall be equal to the number of Units credited to the Account as of the close of business on the last business day of the calendar year preceding the payment date, divided by the number of installments remaining to be paid, with any fractional share paid in cash and (ii) the amount of cash shall be equal to the cash balance credited to the Account as of the close of business on the last business day of the calendar year preceding the payment date, divided by the number of installments remaining to be paid.

                                ARTICLE 9
                      EFFECT OF DISABILITY OR DEATH


    In the event of a Non-employee Director's Disability, the Board may take any action that it deems to be equitable under the circumstances or in the best interests of Cinergy, including, without limitation, accelerating the payment of the Non-employee Director's Account and prorating the Award that otherwise may have been awarded on the Grant Date based on the Non-employee Director's period of service during the calendar year.

    If a Non-employee Director dies while a member of the Board or prior to the full payment of the Non-employee Director's Account, a number of whole shares of Common Stock equal to the number of whole Units credited to the Non-employee Director's Account (plus cash in lieu of any fractional share), and any cash allocated to the Account, shall be paid in a single sum payment to the Non-employee Director's designated Beneficiary or Beneficiaries, if any, or to the Non-employee Director's estate if no Beneficiaries are designated. The single sum payment shall be made within 90 days from the date of the Non-employee Director's death.

    A Non-employee Director may designate a Beneficiary or Beneficiaries (which may be an entity other than a natural person) to receive any payments to be made under this Plan upon the Non-employee Director's death. At any time, and from time to time, any designation may be changed or cancelled by a Non-employee Director without the consent of any Beneficiary. Any designation, change or cancellation must be by written notice filed with Cinergy's Secretary and shall not be effective until received by Cinergy's Secretary. If the Non-employee Director designates more than one Beneficiary, payments to each Beneficiary shall be made in equal shares unless the Non-employee Director has designated otherwise, in which case payment shall be made in the shares designated by the Non-employee Director.


                               ARTICLE 10
                        NO TRANSFER OR ASSIGNMENT

    Awards and other amounts credited to a Non-employee Director's Account shall not be subject to assignment, conveyance, transfer, anticipation, pledge, alienation, sale, encumbrance or charge, whether voluntary or involuntary, by the Non-employee Director or any Beneficiary of the Non-employee Director, even if directed under a qualified domestic relations order or other divorce order. An interest in an Award or the amount represented thereby shall not provide collateral or security for a debt of a Non-employee Director or Beneficiary or be subject to garnishment, execution, assignment, levy or any other form of judicial or administrative process or to the claim of a creditor of a Non-employee Director or Beneficiary, through legal process or otherwise. Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or to otherwise dispose of benefits payable, before actual receipt of the benefits, or a right to receive benefits, shall be void and shall not be recognized.

                               ARTICLE 11
                          SHAREHOLDER APPROVAL

    The Plan shall be subject to approval by the holders of a majority of the shares present in person or represented by proxy and entitled to vote thereon at a duly held shareholders' meeting of Cinergy at which a quorum exists.

                               ARTICLE 12
                                 FUNDING

12.1     Unsecured Creditor Status

    This shall be unfunded plan within the meaning of the Internal Revenue Code of 1986, as amended. Benefits provided for in the Plan constitute only an unsecured contractual promise to pay in accordance with the terms of the Plan by Cinergy. The right of any Non-employee Director or Beneficiary to be paid any benefit under the Plan shall be no greater than the right of any other general, unsecured creditor of Cinergy.

12.2     No Trust or Fiduciary Relationship

    Cinergy shall be responsible for the payment of all benefits provided under the Plan. Nothing contained in the Plan shall be deemed to create a trust or fiduciary relationship of any kind for the benefit of any Non-employee Director or Beneficiary. Although, at its discretion, Cinergy may establish one or more trusts for the purpose of providing for the payment of such benefits, the assets of any such trust shall be subject to the claims of Cinergy's creditors and, to the extent any benefits provided for under the Plan are not paid from any such trust, they shall remain the obligation of, and shall be paid by, Cinergy.

                               ARTICLE 13
                              MISCELLANEOUS

13.1     No Right of Nomination

    Nothing in this Plan shall be deemed to create any obligation on the part of the Board to nominate any Non-employee Director for re-election by Cinergy's shareholders.

13.2     No Individual Liability

     It is declared to be the express purpose and intention of the Plan that, except as otherwise required by law, no individual liability whatever shall attach to, or be incurred by, Cinergy, its shareholders, officers, employees, or members of the Board, or any representatives appointed by the Board, under or by reason of any of the Plan's terms or conditions.

13.3     Governing Laws

    The Plan shall be construed and administered according to the laws of the State of Delaware (without giving effect to the conflict of law principles of that State) to the extent that those laws are not preempted by the laws of the United States of America.

13.4     Amendment; Termination

    The Plan may at any time or from time to time be amended, modified or terminated by the Board; provided that, except as previously specified in the Plan, without a Non-employee Director's consent, no amendment, modification or termination shall (i) adversely affect the balance in a Non-employee Director's Account or (ii) permit payment of such balance prior to the date(s) specified by the Non-employee Director or provided for in the Plan.

13.5     Headings

     The headings of articles and sections of the Plan are for convenience of reference only and do not define, limit, construe or otherwise effect the contents thereof.

13.6     Change in Control

    Notwithstanding anything in this Plan to the contrary, in the event of a Change in Control of Cinergy, each Non-employee Director's Account shall be immediately payable.

    A "Change in Control" of Cinergy shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

    (1) Any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the 1934 Act) is or becomes the beneficial owner (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of Cinergy (not including in the securities beneficially owned by such person any securities acquired directly from Cinergy or its affiliates) representing 50% or more of the combined voting power of Cinergy's then outstanding securities, excluding any person who becomes such a beneficial owner in connection with a transaction described in clause (i) of paragraph
         (2) below; or

    (2) There is consummated a merger or consolidation of Cinergy or any direct or indirect subsidiary of Cinergy with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of Cinergy outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities of Cinergy or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of Cinergy (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of Cinergy (not including in the securities beneficially owned by such person any securities acquired directly from Cinergy or its affiliates other than in connection with the acquisition by Cinergy or its affiliates of a business) representing 25% or more of the combined voting power of Cinergy's then outstanding securities; or

    (3) During any period of two consecutive years, individuals who at the beginning of that period constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Cinergy) whose appointment or election by the Board or nomination for election by Cinergy's shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of that period or whose appointment, election or nomination for election was previously so approved or recommended cease for any reason to constitute a majority of the Board; or

    (4) The shareholders of Cinergy approve a plan of complete liquidation or dissolution of Cinergy or there is consummated an agreement for the sale or disposition by Cinergy of all or substantially all of Cinergy's assets, other than a sale or disposition by Cinergy of all or substantially all of Cinergy's assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by shareholders of Cinergy in substantially the same proportions as their ownership of Cinergy immediately prior to such sale.

13.7    Pooling of Interests Accounting

     In the event any Award under this Plan would adversely affect the ability of Cinergy to participate in a subsequent merger or other corporate transaction that involves the use of pooling of interests accounting, the Board may, in its discretion, reverse any such Award, effective as of its Grant Date, and replace it with a Cash Award or provide other substitute compensation or take any other action which it deems necessary or appropriate to allow the transaction to proceed on a pooling of interests basis.

                               ARTICLE 14
                       CONTINUANCE BY A SUCCESSOR

    In the event that Cinergy shall be reorganized by way of merger, consolidation, transfer of assets or otherwise, so that a corporation, partnership or person other than a subsidiary or affiliate of Cinergy shall succeed to all or substantially all of Cinergy's business, the successor may be substituted for Cinergy under the Plan by adopting the Plan.